UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ARRAY BIOPHARMA INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3200 WALNUT STREET
BOULDER, COLORADO 80301

September 27, 2005

Dear Fellow Stockholder:

You are cordially invited to attend Array BioPharma Inc.’s Annual Meeting of Stockholders on October 26, 2005, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302.

The matters to be acted on at the Annual Meeting are described in the enclosed notice and Proxy Statement. A proxy card on which to indicate your vote and a postage-paid return envelope are also enclosed as well as a copy of our fiscal year 2005 Annual Report.

We realize that you may not be able to attend the Annual Meeting and vote your shares in person. However, regardless of your meeting attendance, we need your vote. We urge you to complete, sign and return the enclosed proxy card to ensure that your shares are represented. If you decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.

Please remember, this is your opportunity to voice your opinion on matters affecting Array. We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting.

Sincerely,

Robert E. Conway
Chief Executive Officer

Enclosures

3200 WALNUT STREET
BOULDER, COLORADO 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on October 26, 2005

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Array BioPharma Inc. to be held on October 26, 2005, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302, to consider and vote upon the following matters:

•       Election of three Class II directors to serve for a three-year term of office expiring at the 2008 Annual Meeting of Stockholders;

•       Approval of the material terms of the performance criteria for executive incentive compensation;

•       Ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2006; and

•       Any other matter that properly comes before the Annual Meeting.

Only stockholders of record at the close of business on September 22, 2005, will be entitled to vote at the Annual Meeting or any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Sincerely,

Robert E. Conway Chief Executive Officer

Boulder, Colorado
September 27, 2005

3200 WALNUT STREET
BOULDER, COLORADO 80301

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To be held on October 26, 2005

This Proxy Statement is furnished to stockholders of Array BioPharma Inc., a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Array to be held on October 26, 2005, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, September 22, 2005, are entitled to receive notice of, and to vote at, the Annual  Meeting. The common stock constitutes the only class of securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder thereof to one vote. At the close of  business on September 22, 2005, there were 38,496,895 shares of common stock outstanding.

Shares represented by proxies in the form enclosed that are properly executed and returned and not revoked will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Class II directors, FOR the approval of the material terms of the performance criteria for executive incentive compensation and FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2006. We know of no business other than the election of directors, the approval of the material terms for the performance criteria for executive compensation and the ratification of the appointment of KPMG LLP to be transacted at the Annual Meeting. If other matters requiring a vote do arise, the persons named in the proxy intend to vote in accordance with their judgment on such matters.

To be voted, proxies must be filed with our Secretary prior to the time of voting. Proxies may be revoked at any time before they are exercised by filing with our Secretary a notice of revocation or a later dated proxy, or by voting in person at the Annual Meeting.

Our 2005 Annual Report to Stockholders for the fiscal year ended June 30, 2005, is enclosed with this Proxy Statement. This Proxy Statement, the Proxy Card and the 2005 Annual Report to Stockholders were mailed to stockholders on or about September 27, 2005. Our executive offices are located at 3200 Walnut Street, Boulder, Colorado 80301.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors is composed of nine members divided into three classes having staggered three-year terms. At each Annual Meeting of Stockholders, the successors to the class of directors whose terms expired will be elected to serve three-year terms. The terms of the Class II directors will expire at the Annual Meeting. The current Class II directors are Marvin H. Caruthers, PhD., Robert E. Conway and Kyle A. Lefkoff. Dr. Caruthers, Mr. Conway and Mr. Lefkoff have been nominated for reelection at the Annual Meeting as directors to hold office until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified. Each of the nominees has consented to serve a term as a Class II director. Should any or all of the nominees become unable to serve for any reason prior to the Annual Meeting, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Class II Director Nominees for Election to Term Expiring 2008

The three directors standing for election are as follows:

Marvin H. Caruthers, Ph.D., 65, has served as a member of our Board of Directors since August 1998. Since 1979, Dr. Caruthers has been a Distinguished Professor of Biochemistry and Bioorganic Chemistry at the University of Colorado, Boulder. Dr. Caruthers is a member of the National Academy of Sciences and the American Academy of Arts and Sciences and was previously a member of the scientific advisory board of Amgen Inc. Dr. Caruthers received a B.S. in chemistry from Iowa State University and a Ph.D. in chemistry from Northwestern University.

Robert E. Conway, 51, has served as our Chief Executive Officer and a member of our Board of Directors since November 1999. Prior to joining Array, Mr. Conway was the Chief Operating Officer and Executive Vice President of the Clinical Trials Division of Hill Top Research, Inc. from 1996 to 1999. There he managed 22 company-owned research centers conducting clinical trials for pharmaceutical and biotechnology companies. From 1979 until 1996, Mr. Conway held various executive positions with Corning, Inc., including Corporate Vice President and General Manager of Corning Hazleton, Inc., a preclinical contract research organization, where he led North American operations. Mr. Conway serves on the Board of Directors of DEMCO, Inc. Mr. Conway received a B.S. in accounting from Marquette University and an M.B.A. from the University of Cincinnati, and is a Certified Public Accountant.

Kyle A. Lefkoff, 46, has served as the Chairman of our Board of Directors since May 1998. Since 1995, Mr. Lefkoff has been a General Partner of Boulder Ventures Limited, a venture capital firm and a prior investor in our company. From 1986 until 1995, Mr. Lefkoff was employed by Colorado Venture Management, a venture capital firm. Mr. Lefkoff serves on the Board of Directors for a number of private companies, including: Lefthand Networks Inc., Wall Street on Demand Inc., Centerstone Technologies, Inc. and Trust Company of America. Mr. Lefkoff received a B.A. in economics from Vassar College and an M.B.A. from the University of Chicago.

Required Vote

The three nominees for director will be elected upon a favorable vote of a plurality of the shares of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Shares represented by proxies cannot be voted for more than the three nominees for director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO THE BOARD.

Directors Continuing in Office

Term Expiring 2006—Class III.   The following Class III directors have terms expiring at the Annual Meeting of Stockholders in 2006:

Francis J. Bullock, Ph.D., 68, has served as a member of our Board of Directors since May 1998. Dr. Bullock is an independent consultant. Dr. Bullock was a Senior Advisor for the Strategic Decisions Group, a management consulting firm until March 2003. From 1993 to 2002, Dr. Bullock was a senior consultant for Arthur D. Little, Inc., concentrating on pharmaceutical and biotechnology research and development, as well as the fine chemicals and agricultural chemicals industries. From 1981 until 1993, Dr. Bullock served as Senior Vice President, Research Operations at Schering-Plough Research Institute. Dr. Bullock serves on the Boards of Directors of GTC Biotherapeutics, Inc. and Atherex. Dr. Bullock received a B.S. in pharmacy from the Massachusetts College of Pharmacy, an A.M. in organic chemistry from Harvard University and a Ph.D. in organic chemistry from Harvard University.

Kevin Koch, Ph.D., 45, is a Co-Founder of Array and has served as our President, Chief Scientific Officer and a member of our Board of Directors since May 1998. Prior to forming Array, Dr. Koch was an Associate Director of Medicinal Chemistry and Project Leader for the Protease Inhibitor and New Leads project teams for Amgen Inc. from 1995 to 1998. From 1988 until 1995, Dr. Koch held various positions with Pfizer Central Research, including Senior Research Investigator, Project Coordinator for the Cellular Migration and Immunology Project Teams. From 1998 to 2003, Dr. Koch was an elected board member of the Inflammation Research Association. He currently serves on the Board of Directors of CambridgeSoft Corporation. Dr. Koch received a B.S. in chemistry and biochemistry from the State University of New York at Stony Brook and a Ph.D. in synthetic organic chemistry from the University of Rochester.

Douglas E. Williams, Ph.D., 47, Dr. Williams has served as a member of the Board of Directors since April 2004. He currently serves as ZymoGenetics’ Chief Scientific Officer and Executive Vice President. From September 2003 to August 2004, Dr. Williams served as Seattle Genetics’ Chief Scientific Officer, Executive Vice President and a member of their Board of Directors. Prior to joining Seattle Genetics, Dr. Williams was Head of Health and Strategic Development for Genesis Research & Development, a biotechnology company located in New Zealand. From 2002 until 2003, he served as Senior Vice President, Washington Site Leader and a member of the Executive Committee for Amgen, Inc. Dr. Williams joined Amgen in July 2002 when it acquired Immunex Corporation, where he worked for 14 years, most recently serving as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors. Prior to his work at Immunex, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory Medicine at the Roswell Park Memorial Institute. He serves on the board of Anadys Pharmaceuticals and is a member of the Scientific Advisory Board of Symphony Capital, New York. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.

Term Expiring 2007—Class I.   The following Class I directors have terms expiring at the Annual Meeting of Stockholders in 2007:

David L. Snitman, Ph.D., 53, is a Co-Founder of Array and has served as our Chief Operating Officer, our Vice President of Business Development and a member of our Board of Directors since May 1998. Prior to forming Array, Dr. Snitman held various positions with Amgen Inc. since December 1981, including Associate Director, New Products and Technology and Manager of Amgen’s Boulder facility. Dr. Snitman received a B.S. in chemistry from Northeastern University and a Ph.D. in the synthesis of natural products from the University of Colorado, and was a National Institutes of Health Postdoctoral Fellow at the Massachusetts Institute of Technology.

Gil J. Van Lunsen, 63, has served as a member of our Board of Directors since October 2002. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG. He was elected to the partnership in 1977. Mr. Van Lunsen is currently the Audit Committee Chairman at Sirenza Microdevices, Inc. in Broomfield, Colorado and a member of the audit committee of Northern Border Partners, L.P. in Omaha, Nebraska. Additionally, Mr. Van Lunsen was the chairman of the Audit Committee of Hillcrest Healthcare System from July 2000 to March 2005 and was a member of the Ethics Compliance Committee of Tyson Foods, Inc. from January 1997 to December 2002. Mr. Van Lunsen received a B.S./B.A. in Accounting from the University of Denver and is a Certified Public Accountant.

John L. Zabriskie, Ph.D., 66, has served as a member of our Board of Directors since January 2001. Dr. Zabriskie is Co-Founder and Director of Puretech Ventures, LLC, and the past Chairman of the Board, Chief Executive Officer and President of NEN Life Science Products, Inc., a leading supplier of kits for labeling and detection of DNA. Prior to joining NEN Life Science Products, Dr. Zabriskie was President and Chief Executive Officer of Pharmacia and Upjohn Inc. As Chairman of the Board and Chief Executive Officer of Upjohn, Dr. Zabriskie led the Upjohn project, which resulted in the $12 billion merger of equals with Pharmacia. Prior to joining Upjohn in 1994, Dr. Zabriskie was Executive Vice President for Merck & Co., Inc. Dr. Zabriskie currently serves on the Boards of Directors of Biosource International, Inc., Cellicon, Inc., Kellogg Co., MacroChem Corp., Nanopharma, Inc., Protein Forrest Inc. and Puretech Ventures. Dr. Zabriskie received his undergraduate degree in chemistry from Dartmouth College and his Ph.D. in organic chemistry from the University of Rochester.

Meetings and Committees of the Board of Directors

Our Board of Directors held five meetings during the fiscal year ended June 30, 2005. During the fiscal year, none of the directors attended fewer than 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of which such director was a member. Our Board of Directors has established three standing committees, a Compensation Committee, an Audit Committee and a Corporate Governance Committee. Each of the standing committees has adopted a written charter which is available on the Investor Relations portion of our website at www.arraybiopharma.com. The Corporate Governance Guidelines adopted by the Board of Directors are also available on the Investor Relations portion of our website.

Compensation Committee.   The Compensation Committee is responsible for determining executive officers’ compensation, evaluating the performance of the Chief Executive Officer and administering the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan and the Array BioPharma Inc. Employee Stock Purchase Plan. The Compensation Committee held four meetings during the fiscal year ended June 30, 2005. Dr. Bullock, Dr. Carruthers, Dr. Williams and Mr. Lefkoff are members of the Compensation Committee. The Board of Directors has determined that all of the current members of our Compensation Committee are independent as defined by applicable Nasdaq Marketplace Rules. For more information on our Compensation Committee, please see the “Compensation Committee Report on Executive Compensation” on page 16.

Audit Committee.   The Audit Committee is responsible for (1) retaining, overseeing and approving the fees of our independent public accountants, (2) reviewing audit plans and results with our independent public accountants, (3) reviewing the independence of the independent public accountants, (4) pre-approving all audit and non-audit fees, and (5) reviewing our internal accounting controls and discussing the adequacy of those controls with our Chief Executive Officer and Chief Financial Officer. The Audit Committee held six meetings during the fiscal year ended June 30, 2005. The members of the Audit Committee are Mr. Van Lunsen, Dr. Zabriskie and Mr. Lefkoff. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined by applicable rules of the

Securities and Exchange Commission and the applicable Nasdaq Marketplace Rules. The Board of Directors has also determined that Mr. Van Lunsen and Dr. Zabriskie qualify as “audit committee financial experts” as defined by applicable rules of the Securities and Exchange Commission. For more information on our Audit Committee, please see the “Audit Committee Report” on page 9.

Corporate Governance Committee.   The Corporate Governance Committee is responsible for the implementation of Array’s Corporate Governance Guidelines and the evaluation and recommendation to the Board of Directors of candidates for election to the Board. The Committee also recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Array and such other activities as the Board of Directors may delegate to it from time to time. The Corporate Governance Committee will consider director nominations from our stockholders. The Corporate Governance Committee has not received any recommended nominations from any stockholders in connection with the 2005 Annual Meeting. See the sections below entitled “Stockholder Proposals for 2006 Annual Meeting” and “Stockholder Nominations to the Board of Directors” for information on submitting director nominations and other proposals for annual stockholder meetings. The Corporate Governance Committee held one meeting during the fiscal year ended June 30, 2005. Dr. Zabriskie, Mr. Lefkoff and Dr. Bullock are members of the Corporate Governance Committee, and the Board of Directors has determined that all of them are independent as defined by applicable Nasdaq Marketplace Rules.

Compensation of Directors

All of our directors are entitled to be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board and committee meetings. During fiscal 2005, non-employee board members were paid a quarterly retainer of $3,000 in the first and second quarters and a quarterly retainer of $4,000 in the third and fourth quarters. Non-employee directors also received meeting fees of $1,000 for each Board meeting and $1,000 for each committee meeting they attended and an additional $1,000 for each committee meeting that they chaired. Effective January of 2005, Audit Committee members received $2,000 for each Audit Committee meeting they attended and an additional $2,000 for each Audit Committee meeting that they chaired. Our non-employee directors were compensated at a rate of 50% if a Board or committee meeting was held via teleconference.

In fiscal 2005, Mr. Lefkoff, Dr. Bullock, Dr. Caruthers, Mr. Van Lunsen, Dr. Williams and Dr. Zabriskie were paid cash compensation for their services on the Board of Directors and as members of the committees of the Board on which they served of $35,000, $23,500, $23,000, $34,500, $23,500 and $27,000, respectively.

Also during fiscal 2005, we granted Mr. Lefkoff, Dr. Bullock, Dr. Caruthers and Dr. Zabriskie options to purchase 30,000 shares of our common stock, which will vest in three annual installments based on continued Board service, and we granted Mr. Van Lunsen a stock option for 10,000 shares and Dr. Williams a stock option for 5,000 shares of common stock, both of which will become fully vested on November 1, 2007.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with members of the Board of Directors by writing to them at the following address:

Array BioPharma Board of Directors
c/o Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301

or by e-mail at BoardofDirectors@arraybiopharma.com

Our General Counsel will receive all communications addressed to the Board of Directors and, after copying them for the company’s files, will forward each communication (by U.S. mail or other reasonable means determined by the General Counsel) to the director or directors to whom the communication is addressed.

Our General Counsel is not required to forward any communication determined in good faith to be frivolous, hostile, threatening, illegal or similarly unsuitable or to be unrelated to the duties and responsibilities of the Board. The General Counsel will retain copies of such communications in the company’s files and make them available to any member of the Board of Directors at their request.

Any communication subject to this policy that is addressed to the Chairman of the Audit Committee, the non-management members of the Board of Directors as a group or the independent members of the Board of Directors as a group will be shared with management only upon the instruction of the Chairman of the Audit Committee. All other communications will be shared with management at the time they are forwarded to the Board of Directors.

Director Attendance at Annual Meetings

All directors are strongly encouraged to attend each of our annual stockholder meetings, unless a director is not standing for reelection and his or her term is to expire at that meeting. All nine of our directors attended our 2004 annual meeting.

PROPOSAL 2

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA FOR PAYMENT OF EXECUTIVE INCENTIVE COMPENSATION

The stockholders of Array BioPharma are being asked to consider and vote upon a proposal to approve the material terms of the performance criteria for incentive compensation to our most highly compensated executive officers under the Array BioPharma Inc. Stock Incentive Plan, as amended and restated (the “Plan”). The Plan allows us to make awards of cash, stock or other awards to these executive officers, contingent upon attainment of certain goals that are based on performance criteria set forth in the Plan. These awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the stockholders approve this proposal, Section 162(m) allows us to fully deduct the performance-based compensation paid pursuant to the material terms of these performance criteria.

Section 162(m).   Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and four other most highly compensated officers (the “covered executive officers”), as determined in accordance with the applicable rules under the Securities Exchange Act of 1934, as amended. However, there is no limitation on the deductibility of “qualified performance-based compensation.”

To qualify as performance-based compensation, it must be paid solely on account of the attainment of one or more objective performance goals established in writing while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the company as a whole, but need not be based on an increase or positive result under the business criteria selected. If a performance goal is met, the amount of compensation payable cannot be increased, but it may be reduced or eliminated.

Material Terms of Performance Criteria.   As provided in the Plan, performance goals (which may be stated as alternative goals) may be established in writing by the Compensation Committee for a covered executive officer for a performance period, which is generally a fiscal year, based on one or more of the following performance criteria: (1) total stockholder return; (2) total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity; (15) revenue (16) clinical development goals; and (17) operational goals relating to our collaborations or proprietary drug programs.

Maximum Incentive Awards.   Under the Plan, the maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one covered executive officer is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in any other performance period, including a multi-year award, by any one covered executive officer is $3,000,000. The maximum number of shares of stock subject to stock options that can be awarded under the Plan to any one covered executive officer is 2,000,000, and the maximum number of shares of stock other than pursuant to a stock option that can be awarded under the Plan to any one covered executive officer is 400,000 per year.

It is our policy to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company’s overall objectives in attracting, motivating and retaining its executives. However, the Compensation Committee may determine from time to time that it is necessary or appropriate to approve discretionary incentive compensation based on other business criteria, or based solely on service, in order to meet our overall objectives in attracting, motivating and retaining our executives. This discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

The payment of incentive compensation for fiscal year 2006 to one or more covered executive officers may be subject to attainment of one or more of the performance goals described above. The payment and maximum amount of annual incentive compensation would be contingent upon our attainment of pre-established performance goals and our performance for the applicable performance period. In addition, the actual annual incentive compensation to a covered executive officer may be reduced in the discretion of the Compensation Committee from the amount otherwise payable upon attainment of the performance goal. Consequently, the annual incentive compensation that would have been payable in the last fiscal year or that would be payable in the future based on such performance goals cannot be determined.

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FOREGOING MATERIAL TERMS OF THE PERFORMANCE CRITERIA FOR PAYMENT OF EXECUTIVE INCENTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2006. KPMG LLP was first engaged on October 14, 2004 as our independent auditors for our prior fiscal year following the dismissal of Ernst & Young LLP. The reports of Ernst & Young LLP on the financial statements for the past two fiscal years ended June 30, 2004 and 2003, contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for the two most recent fiscal years and through the date of Ernst & Young’s dismissal, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their reports on financial statements for such years.

KPMG LLP has not consulted with the Company during the fiscal years ended June 30, 2004 and 2003 or during any subsequent interim period prior to its engagement as our independent auditors regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or any matter that was the subject of a disagreement with Ernst & Young LLP (there being no such disagreements) or that was a reportable event by Ernst & Young LLP (there being no such reportable events).

We requested that each of Ernst & Young LLP and KPMG LLP review the above statements and have provided each such firm with the opportunity to furnish us with a statement describing the respects in which it believes the foregoing statements are incorrect or incomplete. Ernst & Young LLP and KPMG LLP have notified us that they have reviewed these statements and has no intention or basis on which to submit such a statement.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Array and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2006.

AUDIT COMMITTEE REPORT

The information in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2005, with our management and with our independent auditors, KPMG LLP. In addition, the Audit Committee discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee also discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of the non-audit services provided by the auditors with the auditors’ independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the second paragraph of this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2005 be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
Gil J. Van Lunsen
Kyle Lefkoff
John L. Zabriskie, Ph.D.

Fees paid to Auditors

We paid the following fees to our independent auditors for the fiscal years ended June 30, 2005 and 2004:

	Years Ended June 30,
	2005	2004
Audit Fees(1)	$281,084	$115,225
Audit-Related Fees(2)	0	46,416
Tax Fees(3)	0	7,675
All Other Fees(4)	0	0

(1)         Audit fees consist of fees for services necessary to perform the audit of our financial statements for fiscal years 2005 and 2004, statutory audits, attest services and consents and assistance with, and review of, documents filed with the SEC.

(2)         Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review.

(3)         Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(4)         All other fees include the aggregate of the fees billed in each of the last two fiscal years for products and services provided by the principal accountant other than the products and services disclosed as Audit Fees, AuditRelated Fees and Tax Fees.

Pre-Approval of Services

The Audit Committee pre-approves all audit and non-audit services rendered by our independent auditor. The Audit Committee has not adopted a formal written policy or procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has approved all audit fees for fiscal year 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 29, 2005, by:

•       each of our Chief Executive Officer and our four other most highly compensated executive officers, whom we collectively refer to as our named executive officers;

•       each of our directors;

•       all of our directors and executive officers as a group; and

•       each person (or group of affiliated persons) known by us to beneficially own more than 5% of our outstanding common stock.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(a)
Named Executive Officers
Robert E. Conway(b)	1,066,681	2.8%
Kevin Koch, Ph.D.(c)	1,032,405	2.7%
David L. Snitman, Ph.D.(d)	1,703,683	4.4%
Anthony D. Piscopio, Ph.D.(e)	749,684	1.9%
John R. Moore(f)	59,630	*
Directors
Kyle A. Lefkoff(g)	136,135	*
Francis J. Bullock, Ph.D.(h)	70,000	*
Marvin H. Caruthers, Ph.D.(i)	480,884	1.2%
Douglas E. Williams, Ph.D(j)	10,000	*
Gil J. Van Lunsen(k)	23,260	*
John L. Zabriskie, Ph.D.(l)	80,000	*
All directors and executive officers as a group (12 persons)(m)	5,640,133	14.7%
Five Percent Shareholders
Kopp Investment Advisors, Inc.(n)	4,319,994	11.2%
OrbiMed Advisors, Inc.(o)	2,662,900	6.9%
Wellington Management(p)	5,103,021	13.3%

*                   Less  than 1%.

(a)          Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of  38,493,509 shares outstanding on August 29, 2005, plus the number of shares of  common stock underlying stock options held by the named person that are exercisable as of October 28, 2005. Except as otherwise specified below, the address of each of the beneficial owners identified is 3200 Walnut Street, Boulder, Colorado 80301.

(b)         Includes 34,000 shares held in uniform gift to minor accounts for the benefit of Mr. Conway’s children and options to purchase 833,610 shares of common stock that are exercisable as of October 28, 2005.

(c)          Includes options to purchase 268,661 shares of common stock that are exercisable as of October 28, 2005, 99,000 shares held in trust for the benefit of Dr. Koch’s minor children, and 42,490 shares of common stock held by Dr. Koch’s spouse.

(d)         Includes options to purchase 279,672 shares of common stock that are exercisable as of October 28, 2005 and 115,150 shares of common stock held in trust for the benefit of Dr. Snitman’s children.

(e)          Includes options to purchase 196,157 shares of common stock that are exercisable as of October 28, 2005.

(f)            Includes options to purchase 53,640 shares of common stock that are exercisable as of October 28, 2005.

(g)          The address of Mr. Lefkoff is 1941 Pearl Street, Boulder, Colorado 80302. Includes 3,000 shares of common stock in trust for the benefit of Mr. Lefkoff’s minor child and options to purchase 30,000 shares of common stock that are exercisable as of October 28, 2005.

(h)         Includes options to purchase 60,000 shares of common stock that are exercisable as of October 28, 2005.

(i)            Includes 450,884 shares of stock held by The Caruthers Family, LLC, of which Dr. Caruthers is the manager and a member. Dr. Caruthers disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in such shares. Includes options to purchase 30,000 shares of common stock that are exercisable as of October 28, 2005.

(j)             Includes options to purchase 10,000 shares of common stock that are exercisable as of October 28, 2005.

(k)         Includes options to purchase 20,000 shares of common stock that are exercisable as of October 28, 2005.

(l)            Includes options to purchase 50,000 shares of common stock that are exercisable as of October 28, 2005.

(m)     Includes options to purchase 1,975,439 shares of common stock that are exercisable as of October 28, 2005

(n)         Based on information set forth in Schedule 13F filed under the Exchange Act on July 27, 2005. The reporting entity shares voting and dispositive power over the shares as indicated in the filing. The address of Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500 Edina, MN 55435.

(o)         Based on information set forth in Schedule 13F filed under the Exchange Act on August 9, 2005. The reporting entity shares voting and dispositive power over the shares as indicated in the filing. The address of OrbiMed Advisors, LLC is 767 3rd Avenue, 30th Floor New York, NY  10017.

(p)         Based on information set forth in an amendment to Schedule 13F filed under the Exchange Act on August 15, 2005. The reporting entity shares voting and dispositive power over the shares as indicated in the filing. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

EXECUTIVE OFFICERS

The table below shows the names, ages and positions of our executive officers as of August 31, 2005.

Name	Age	Position
Robert E. Conway	51	Chief Executive Officer
Kevin Koch, Ph.D.	45	President and Chief Scientific Officer
David L. Snitman, Ph.D.	53	Chief Operating Officer and Vice President, Business Development
R. Michael Carruthers	47	Chief Financial Officer
John R. Moore	41	Vice President, General Counsel and Secretary
Anthony D. Piscopio, Ph.D.	43	Vice President, Chemistry and Director, Process Chemistry

Please see “PROPOSAL 1 ELECTION OF DIRECTORS—Board of Directors” above for the biographies of Mr. Conway, Dr. Koch and Dr. Snitman.

R. Michael Carruthers has served as our Chief Financial Officer since December 1998, and served as Secretary from December 1998 until October 2002. Prior to joining Array, Mr. Carruthers was Chief Financial Officer from October 1993 until December 1998 of Sievers Instrument, Inc. From May 1989 until October 1993, Mr. Carruthers was the treasurer and controller for the Waukesha division of Dover Corporation. Mr. Carruthers is a Certified Public Accountant and was previously employed as an accountant with Coopers & Lybrand, LLP. Mr. Carruthers received a B.S. in accounting from the University of Colorado and an M.B.A. from the University of Chicago.

John R. Moore has served as our Vice President and General Counsel since May 2002 and as Secretary since October 2002. Prior to joining Array, Mr. Moore was an associate for three years with the law firm of Wilson Sonsini Goodrich & Rosati where he negotiated transactions involving technology, intellectual property and products. From September 1992 to July 1996, and August 1996 to June 1999, Mr. Moore was an associate with the law firms of Kenyon & Kenyon and Arnold White & Durkee, respectively, where he focused on intellectual property matters. Mr. Moore received a J.D. from the University of North Carolina at Chapel Hill School of Law, a M.S. in Biochemistry from the University of Illinois at Urbana-Champaign and a B.S. in Chemistry from the University of North Carolina at Chapel Hill.

Anthony D. Piscopio, Ph.D. has served as our Vice President, Chemistry and Director of Process Chemistry since May 1998. Prior to joining Array, Dr. Piscopio had been employed by Amgen Inc. since June 1995 in various capacities, including as a founder of Amgen’s small molecule drug discovery program. While at Amgen, Dr. Piscopio worked in the area of protease inhibition and pioneered novel high-speed synthesis methodologies for the preparation of B-turn mimetics and other heterocyclic classes. From August 1992 until June 1995, Dr. Piscopio was employed with Pfizer, Inc.’s Inflammation Group and worked in the areas of G-protein coupled receptor modulation and computer-assisted design of protease inhibitors. Dr. Piscopio received a B.A. in chemistry from West Virginia University and a Ph.D. in synthetic organic chemistry from the University of Wisconsin-Madison, and completed his postdoctoral fellowship at the Scripps Research Institute in La Jolla, California as a National Institutes of Health Postdoctoral Fellow.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by each of our named executive officers who were serving as executive officers as of June 30, 2005.

	Annual Compensation			Long-Term Compensation Awards
				Securities Underlying	All Other
	Fiscal	Salary	Bonus	Options	Compensation
Name and Principal Position	Year	($)(1)	($)	(#)	($)
Robert E. Conway	2005	$330,000	$135,000	17,337	$20,984	(2)
Chief Executive Officer	2004	295,800	—	31,429	3,500	(7)
	2003	290,000	—	24,750	3,708	(7)
Kevin Koch, Ph.D.	2005	280,000	98,000	12,296	14,504	(3)
President and Chief Scientific Officer	2004	244,800	—	22,286	4,048	(7)
	2003	240,000	—	17,550	4,233	(7)
David L. Snitman, Ph.D.	2005	260,000	78,000	11,783	18,241	(4)
Chief Operating Officer and Vice	2004	234,600	—	21,357	4,046	(7)
President, Business Development	2003	230,000	—	16,770	4,025	(7)
John R. Moore	2005	222,000	66,600	10,503	16,598	(5)
Vice President, General Counsel and	2004	209,100	—	19,036	84,183	(8)
Secretary	2003	205,000	—	5,330	19,060	(9)
Anthony D. Piscopio, Ph.D.	2005	205,000	45,000	9,734	8,200	(6)
Vice President, Chemistry and Director,	2004	193,800	—	17,643	—
Process Chemistry	2003	190,000	—	13,650	1,108	(7)

(1)         Includes compensation deferred under our Deferred Compensation Plan for the fiscal year in which such compensation earned.

(2)         Consists of $8,884 employer match under our defined contribution plan and $12,100 employer match under our deferred compensation plan.

(3)         Consists of $8,904 employer match under our defined contribution plan and $5,600 employer match under our deferred compensation plan.

(4)         Consists of $8,708 employer match under our defined contribution plan and $9,533 employer match under our deferred compensation plan.

(5)         Consists of $8,458 employer match under our defined contribution plan and $8,140 employer match under our deferred compensation plan.

(6)         Consists of $4,100 employer match under our defined contribution plan and $4,100 employer match under our deferred compensation plan.

(7)         Consists of employer match under our defined contribution plan.

(8)         Consists of reimbursement of $80,143 for relocation expense and employer match under our defined contribution plan of $4,040.

(9)         Consists of reimbursement of $11,140 for relocation expenses and reimbursement of $3,904 for taxes paid by Mr. Moore associated with such relocation expenses and employer match under our defined contribution plan of $4,016.

Option Grants in Last Fiscal Year

The following table shows information relating to options to purchase common stock granted to the named executive officers during the year ended June 30, 2005.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term(3)
Name	Granted(1)	Year(2)	($/Sh)	Date	5%	10%
Robert E. Conway	17,337	2.24%	$6.68	07/30/14	$72,833	$184,573
Kevin Koch, Ph.D.	12,296	1.59%	6.68	07/30/14	51,656	130,906
David L. Snitman, Ph.D.	11,783	1.52%	6.68	07/30/14	49,501	125,444
John R. Moore	10,503	1.36%	6.68	07/30/14	44,123	111,817
Anthony D. Piscopio, Ph.D	9,734	1.26%	6.68	07/30/14	40,893	103,630

(1)         All options described in the table above become exercisable in four equal annual installments beginning on July 1, 2005 and have a term of ten years from the date of grant.

(2)         Based on options to purchase an aggregate of 773,884 shares of common stock granted to our employees in the fiscal year ended June 30, 2005.

(3)         Potential realizable values are computed by multiplying: (1) the difference between the (i) the product of the per-share market price at the time of grant and the sum of one plus the assumed stock price appreciation rate compounded annually over the term of the option, and (ii) the per-share exercise price of the option; and (2) the number of securities underlying the option grant as of June 30, 2005. The 5% and 10% assumed annual rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information concerning options held by the named executive officers at June 30, 2005. No options were exercised by any of the named executive officers during the fiscal year 2005.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at June 30, 2005(#)		at June 30, 2005($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Conway	815,232	128,284	$3,145,717	$79,290
Kevin Koch, Ph.D.	248,803	94,611	391,722	42,623
David L. Snitman, Ph.D.	260,371	93,011	463,264	40,845
Anthony D. Piscopio, Ph.D.	180,230	64,213	399,403	33,744
John R. Moore	44,924	39,945	12,135	36,406

(1)   The value of unexercised inthe-money options has been calculated based on the closing price of $6.30 per share of common stock on June 30, 2005, as reported on the Nasdaq National Market, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

Employment Agreements

Robert E. Conway.   Effective November 15, 2001, we entered into an employment agreement with Mr. Conway to serve as our Chief Executive Officer. The agreement was entered into at the end of the term of Mr. Conway’s prior employment agreement with us, is for an initial term of four years and may be renewed for additional one-year terms. Either party may terminate the agreement for any reason upon 30 days’ prior notice to the other party during the initial term or any additional term. Under the agreement, we will pay Mr. Conway an initial  annual salary of $275,000, subject to subsequent adjustment at the discretion of the Board of Directors. Mr. Conway is also eligible to receive a cash and/or equity performance bonus each fiscal year based on a percentage of his base salary if he meets performance criteria established  by our Board of Directors. We also agreed to reimburse Mr. Conway for reasonable out-of-pocket expenses he incurred in connection with his performance of services under this agreement.

If Mr. Conway’s employment is terminated as a result of his disability or by us without cause, we agreed to pay him a severance payment equal to one year of his base salary in equal monthly installments and he would be entitled to receive, pro-rated to the date of termination, any cash and/or equity performance bonus he would have received for that year. If Mr. Conway’s employment is terminated following certain changes in control of our company, we agreed to pay him severance equal to two years of his base salary in equal monthly installments. Options to purchase 300,000 of common stock granted to Mr. Conway under the agreement would become fully vested upon certain changes in control of our company. Mr. Conway agreed to execute a release acceptable to us in consideration for our severance obligations under the agreement. If Mr. Conway terminates his employment without cause or if we terminate his employment for cause, he will not receive any severance payments, performance bonus or acceleration of any of his options granted to him under the agreement. Mr. Conway is also subject to a non-compete agreement in which he agreed during the term of his employment and for the two years thereafter not to engage in any competing activities in the United States or within a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.

Other Executive Officers.   Effective September 1, 2000, we entered into employment agreements with Dr. Koch, Dr. Snitman, Dr. Piscopio and Mr. Carruthers and effective as of March 4, 2002, we entered into an employment agreement with Mr. Moore. The initial terms of these agreements expired in September 2004 and, for Mr. Moore, in March 2004 and renew for additional one-year terms. Either party may terminate for any reason upon 30 days’ prior notice to the other. Under these agreements we will pay the employees annual salaries ranging from $165,000 to $240,000, subject to subsequent adjustment. If the employee is terminated as a result of disability or by us without cause, including a reduction in the employee’s salary, we have agreed to pay the employee a severance payment equal to the greater of one year, or the remaining term, of his then-current base salary in equal monthly installments and to cause any unvested options to vest. Upon a change of control of the company, 75% of such employee’s outstanding options will vest and the remaining 25% of such options will vest one year later, if the employee is still working for us. If an employee decides to terminate his employment following a change of control, he would be entitled to receive the same severance payments described above as if his employment were terminated by us without cause. Each of these employees is also subject to a non-compete agreement in which he has agreed for a period of two years following his termination not to engage in any competing activities within a 50-mile radius of any area where we are doing  business and not to recruit or solicit any of our employees or customers.

Deferred Compensation Plan

We established the Array BioPharma Inc. Deferred Compensation Plan (the “DCP”) to provide eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Officers and other key employees of the Company selected by the Compensation Committee (including each of the Named Executive Officers) are eligible to participate in the DCP. Participants may defer up to a maximum of 100% of their annual base salary and their annual incentive bonus. Under the DCP, the Compensation Committee may, in its sole discretion, make matching contributions which vest in equal annual installments over a four-year period, or may make discretionary contributions in any amount it desires to any participant’s account based on vesting provisions determined in the Compensation Committee’s discretion. Participants become fully vested in any matching or discretionary contributions upon a change in control of the company and upon termination of their service with the company other than for cause.

The DCP is intended to both qualify as a “top hat” plan within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to comply with the requirements of Section 409A of the Internal Revenue Code that govern nonqualified deferred compensation plans. The DCP is an unfunded plan for tax purposes and for purposes of Title I of ERISA. A “rabbi trust” has been established to satisfy our obligations under the DCP.

The Compensation Committee selects investment indices consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses are attributed to account balances under the DCP. Participants are entitled to select one or more investment indices and they do not have an ownership interest in the investment indices they select. The Compensation Committee may, in its sole discretion, discontinue, substitute, or add investment indices at any time.

Payments from the DCP are made in a lump sum or in annual installments for up to ten years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as January 1 of the fourth year after the end of the plan year in which the deferral was made.

Retirement Savings Plan

We maintain a 401(k) savings plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of our employees, excluding leased and intern employees, are eligible to participate in the plan. They may enter the plan at the first calendar quarter following their original employment date; at this point participants may make salary deferral contributions to the savings plan, subject to the limitations imposed by the Internal Revenue Code. Array matched 50% of the first 4% of each participant’s semi-monthly contribution in fiscal year 2005. Effective in fiscal year 2005, Array matched 100% of the first 4% of each participant’s semi-monthly contribution. In addition, Array may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the Board of Directors. Participants’ contributions may be invested in any of several investment alternatives. Participants become vested in our contributions according to a graduated vesting schedule based upon length of service with us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has prepared the following report on Array’s policies with respect to the compensation of executive officers for the fiscal year ended June 30, 2005. This report, as well as the performance graph on page 21, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of Array under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

The Compensation Committee is authorized to determine the compensation of Array’s executive officers and administer Array’s various incentive compensation, stock and benefit plans, and works closely with the Board of Directors in carrying out its duties. No current member of the Compensation Committee is or has been an employee of Array. During fiscal year 2005, the Compensation Committee consisted of Kyle A. Lefkoff, Francis J. Bullock, Ph.D, Marvin H. Caruthers, Ph.D, and Douglas E. Williams, Ph.D.

The Compensation Committee’s responsibilities are described in a written charter, which is available under the Investor Relations section of our website at www.arraybiopharma.com.

Compensation Policies Toward Executive Officers

Overview.   Array’s compensation policies are designed to attract, motivate and retain experienced and qualified executives and  support the attainment of Array’s strategic objectives. To achieve these goals, the Compensation Committee seeks to provide industry competitive salaries, bonuses either in cash or in equity based on the achievement of certain annual operational and financial objectives and on individual merit, as well as initial stock option grants to newly hired executives, and four-year retention grants to existing executives.

In setting compensation, the Compensation Committee considers individual contribution, teamwork and performance level as well as the executive’s total compensation package, including insurance and other benefits. The Committee does not rely exclusively on quantitative methods to set compensation.

Base Salaries.   Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent. The Compensation Committee annually reviews and adjusts base salaries of executive officers based upon, among other things, individual performance, responsibilities and the evaluation of the Chief Executive Officer. The Compensation Committee does not assign specific weights to any particular factors affecting base salary levels.

Bonuses.   Executive officers, including the Chief Executive Officer, are eligible for annual cash and/or equity bonuses equal to a varying percentage of their base salary, based on both corporate and individual performance targets established annually by the Board of Directors. The annual bonus amount is based on objective financial targets that include revenues, profits, new orders and collaborations, and on operational goals related to staffing, facilities, internal programs, and on other  factors relating to individual merit. For fiscal year 2005, the Compensation Committee approved awards of cash bonuses for executives and other key personnel based on achievement of financial and operational goals established at the start of the fiscal year.

Stock Options.   The Compensation Committee and the Board of Directors believe that grants of stock options to Array’s executives provide meaningful long-term incentives that increase stockholder value and are critical in attracting and retaining skilled executive personnel. The Compensation Committee generally grants options to new executive officers and other key employees when they are hired by Array and annually reviews making additional grants to executives and employees either as bonus awards or as awards aimed at retaining key employees. Options generally have an exercise price equal to the fair market value on the grant date, vest over a period of four years and expire ten years after grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create long-term value for Array’s stockholders through appreciation of our stock price.

Deferred Compensation Plan.   Array established a Deferred Compensation Plan with the intention of retaining executives whose skills and talents are important to Array. To this end, the principal objective of the Plan is to permit members of management or highly compensated employees, who are designated by the Compensation Committee as eligible to participate, to defer the receipt of income which would otherwise become payable to them. Participants may elect to defer up to 100% of his or her Base Compensation or up to 100% of any Bonus payable to him or her with respect to an upcoming calendar year. The Compensation Committee may make matching contributions which vest in equal annual installments over a four-year period, or may make discretionary contributions in any amount it desires to any participant’s account based on vesting provisions determined in the Compensation Committee’s discretion. Participants become fully vested in any matching or discretionary contributions upon a change in control of the company and upon termination of their service with the company other than for cause.

Other.   Array has adopted a contributory retirement plan, or 401(k) plan, for all regular employees. Participants may contribute up to 60% of pretax compensation, subject to certain limitations. During fiscal 2005, Array matched 100% of the first 4% of each participant’s semi-monthly contribution, and this contribution vests according to a graduated vesting schedule based upon length of service with us. For fiscal 2006, Array will match 100% of the first 4% of each participant’s semi-monthly contribution, subject to the same vesting schedule. In addition, Array may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the Board of Directors.

The Compensation Committee also administers Array’s Employee Stock Purchase Plan, referred to as the ESPP. The ESPP gives substantially all regular employees an opportunity to purchase shares of common stock through payroll deductions of up to 15% of eligible compensation, not to exceed $25,000 of fair value annually. Participant account balances are used to purchase stock at the lesser of 85% of the fair market value on the first trading day of the participant’s offering period or the last trading day of the purchase period. A total of 1,200,000 shares of common stock are reserved for issuance under the ESPP, and, as of June 30, 2005, there were 158,563 shares remaining available for purchase.

Chief Executive Officer Compensation

The executive compensation policies described above are applied in setting Mr. Conway’s compensation. Accordingly, his compensation also consists of annual base salary, annual cash and/or stock option bonus and long-term equity-linked compensation. The Compensation Committee’s general approach in establishing Mr. Conway’s compensation is to be competitive with peer companies, but to base a large percentage of his target compensation, by means of grants of performance-based cash and/or equity compensation, on Array’s long-term performance.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 paid to any of Array’s five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with the Company’s compensation policies outlined above. The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by Array to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Respectfully submitted,
Compensation Committee
Kyle A. Lefkoff
Francis J. Bullock, Ph.D
Marvin H. Caruthers, Ph.D.
Douglas E. Williams, Ph.D.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2005 about the shares of common stock that may be issued upon the exercise of options, warrants and  rights under our existing equity compensation plans, which include the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan and the Array BioPharma Inc. Employee Stock Purchase Plan.

(c)
	(a)		Number of
	Number of	(b)	securities remaining
	securities to be	Weighted-	available for future
	issued upon	Average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a)
Equity compensation plans approved by stockholders:
Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan(1)	6,634,541	$6.46	3,399,173
Array BioPharma Inc. Employee Stock Purchase Plan(2)	51,398	5.36	158,563
Equity compensation plans not approved by stockholders	—	—	—
Total	6,685,939	$6.45	3,557,736

(1)          The shares available for issuance under the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan (the “Plan”) is increased automatically by an amount equal to the difference between (a) 25% of our issued and outstanding shares of capital stock (on a fully diluted, as converted basis), and (b) the sum of the shares relating to outstanding option grants plus the shares available for future grants under the Plan.

(2)          The number of securities to be issued under the Company’s Employee Stock Purchase Plan relates to shares of common stock accrued during the threemonth purchase period ended June 30, 2005, but not issued to employees until July 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee has been an officer or employee of Array at any time. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors, nor has such a relationship existed in the past.

PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities  Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the following Performance Graph and Report on Executive Compensation shall not be incorporated by reference into any such filings.

The following graph presents a comparison of the cumulative total return on our common stock, the Nasdaq Stock Market (U.S. Companies) Index, the Nasdaq Pharmaceutical Index and the Nasdaq Biotechnology Index. This graph assumes that on November 17, 2000, the date of our initial public offering, $100 was invested in our common stock and in the other indices, and that all dividends were reinvested and are weighted on a market capitalization basis at the time of each reported data point. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Value as of:	ARRAY BIOPHARMA, INC.	NASDAQ STOCK MARKET (U.S.) INDEX	NASDAQ PHARMACEUTICAL INDEX	NASDAQ BIOTECHNOLOGY INDEX
11/00	100.00	100.00	100.00	100.00
12/00	119.17	80.93	94.15	83.46
3/01	71.67	68.74	74.55	73.48
6/01	121.33	69.57	91.26	90.68
9/01	120.27	45.24	74.95	67.14
12/01	198.13	61.35	84.82	67.43
3/02	172.67	60.31	77.83	48.99
6/02	128.53	46.54	53.97	45.26
9/02	103.87	38.18	51.37	41.33

Value as of:	ARRAY BIOPHARMA, INC.	NASDAQ STOCK MARKET (U.S.) INDEX	NASDAQ PHARMACEUTICAL INDEX	NASDAQ BIOTECHNOLOGY INDEX
12/02	74.00	35.48	56.50	37.41
3/03	56.93	32.02	62.68	38.92
6/03	41.73	39.64	76.79	44.64
9/03	73.47	48.39	80.09	47.50
12/03	75.87	51.80	80.73	52.47
3/04	120.00	55.93	83.33	54.03
6/04	106.00	53.96	80.86	51.99
9/04	93.20	51.82	80.33	51.13
12/04	126.93	55.73	86.61	54.57
3/05	93.47	55.05	76.54	54.26
6/05	84.00	54.58	80.84	56.30

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Prior to our initial public offering and in connection with the sale and issuance of our Series A preferred stock in May 1998, and August 1998, our Series B preferred stock in November 1999, and our Series C preferred stock in August 2000, we entered into an agreement with the investors in such financings providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock. The holders of up to approximately 2.9 Million shares of our common stock, or their transferees, are entitled to require the registration of those shares under the Securities Act. Under an agreement with these holders, the holders of at least 30% of the shares of common stock held by such holders then outstanding may on up to two occasions require us to register their shares under the Securities Act, subject to some limitations described in the agreement. In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder. These holders may also require us to register their shares on up to two occasions in any calendar year on Form S-3. These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration. The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis. In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

Stock option grants to our directors and executive officers are described in this Proxy Statement under the heading “PROPOSAL 1 ELECTION OF DIRECTORS—Compensation of Directors” and “EXECUTIVE COMPENSATION.”  The beneficial ownership of shares of our common stock held by our officers, directors and 5% stockholders is described under “PRINCIPAL STOCKHOLDERS.”  In addition, we have employment agreements with our executive officers and some of our other employees, which are discussed under “EXECUTIVE COMPENSATION—Employment Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and certain stockholders to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common stock. During the fiscal year ended June 30, 2005, to our knowledge and based solely on copies of these reports furnished to us by our directors, executive officers and 10% beneficial shareholders, all Section 16(a) reports were timely filed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has served as our independent registered public accountants since October 14, 2004. Representatives from KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement

Any proposal or proposals by a stockholder intended to be included in the Proxy Statement and form of proxy relating to the 2006 Array Annual Meeting of Stockholders must be received by Array no later than May 30, 2006, (120 days prior to September 27, 2006) according to the proxy solicitation rules of the SEC, and must comply with the other proxy solicitation rules promulgated by the SEC and with the procedures set forth in our Bylaws. Proposals should be sent to the Secretary of Array at 3200 Walnut Street, Boulder, Colorado  80301. Nothing in this paragraph shall be deemed to require Array to include in its Proxy Statement and proxy relating to the 2006 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

A stockholder who wishes to submit a proposal for consideration at the 2006 Annual Meeting outside the processes of Rule 14a-8 under the  Securities Exchange Act of 1934 and that will not be included in the Proxy Statement for such meeting must, in accordance with Section 2.2 of our Bylaws, file a written notice with the Secretary of Array which conforms to the requirements of the Bylaws. Our Bylaws are on file with the Securities and Exchange Commission, and may be obtained from our Secretary upon request and are available under the Investor Relations portion of our website at www.arraybiopharma.com. The officer who will preside at the stockholders meeting will determine whether the information provided in such notice satisfies the informational requirements of the Bylaws. Such notice of a stockholder proposal must be delivered no earlier than July 28, 2006, and no later than August 28, 2006. Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2006 Annual Meeting.

Stockholder Nominations to the Board of Directors

The Corporate Governance Committee of the Board of Directors will consider nominating directors to the Board of Directors who are recommended by stockholders pursuant to the procedures described above for submission of stockholder proposals and the procedures set forth below. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•       Personal characteristics:

•        highest personal and professional ethics, integrity and values;

•        an inquiring and independent mind, with a respect for the views of others;

•        ability to work well with others;

•        practical wisdom and mature judgment.

•       Broad, policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions.

•       Expertise that is useful to the Company and complementary to the background and experience of other Board members.

•       Willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership and to be an active, objective and constructive participant at meetings of the Board and its Committees.

•       Commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations.

•       Willingness to represent the best interests of all stockholders and objectively appraise management performance.

The Corporate Governance Committee must receive proposals for stockholder nominations on or before the deadline for the submission of stockholder proposals for such annual meeting set forth in the bylaws of the Company and required by the rules of the Securities and Exchange Commission, as described above. Stockholder proposals must include:

•       information regarding the stockholder making the proposal, including name, address and number of shares of Array BioPharma stock beneficially owned by such stockholder;

•       a representation that the stockholder or the stockholder’s nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder’s designee intends to cast its vote for the election of the director, if nominated;

•       the name and address of the person being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the Security and Exchange Commission’s proxy rules, including, but not limited to:

•        a copy of the nominee’s current resumé

•        biographical information concerning the nominee for the last five years, including directorships and positions held with other companies

•        the nominee’s date of birth

•        a list of references

•        a description of any relationship, arrangement or understanding between the stockholder making the proposal and the nominee and any other person (including names), pursuant to which the nomination is being made

•        a description of any direct or indirect relationship, arrangement or understanding between the stockholder making the proposal or the nominee and Array BioPharma

•        the consent of each nominee to being named in the proxy statement and to serve as a director if elected

Following verification of this information, the Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to Array’s general criteria for director nominations. The Corporate Governance Committee will evaluate all candidates to the Board in the same manner regardless of the source of the nomination.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and shares represented by brokers who are prohibited from exercising discretionary authority because the beneficial owners of such shares have not provided voting instructions, commonly referred to as “broker non-votes.”  Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of  determining the presence of a quorum. The election of directors will be approved by a plurality of the votes duly cast. Abstentions and broker “non-votes” are not counted for purposes of the election of directors. The approval of the material terms of the performance criteria for executive incentive compensation and the  ratification of the independent auditors will be approved by a favorable vote of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Broker non-votes and abstentions will not be counted for any purpose in determining the approval of the performance criteria for executive incentive compensation or the ratification of the independent auditors and will have no effect on these proposals.

The  cost of preparing, assembling and mailing the proxy materials will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy materials to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Your vote is important. Please complete the enclosed Proxy Card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors,

John R. Moore Secretary

September 27, 2005

REVOCABLE PROXY

   ARRAY BIOPHARMA INC.
  3200 Walnut Street, Boulder, Colorado 80301

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 26, 2005

The undersigned stockholder of Array BioPharma Inc. (the “Company”) hereby appoints Robert E. Conway, R. Michael Carruthers and John R. Moore, and each of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned stockholder at the Annual Meeting of Stockholders to be held at 2:00 p.m., Mountain Time, on October 26, 2005, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302, and at any adjournments or postponements thereof, upon the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 23, 2005 and the Company’s Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given.  This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE, TO ENSURE A QUORUM AT THE ANNUAL MEETING. IT IS IMPORTANT TO RESPOND, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

Proposal One:	Re-election of three directors to the Board of Directors to serve a term of three years, or until their successors have been duly elected and qualified.

	Nominees:	Marvin H. Caruthers, Ph.D. Robert E. Conway Kyle A. Lefkoff

☐ FOR all nominees listed above.

☐ WITHHOLD AUTHORITY to vote for all nominees

☐ WITHHOLD AUTHORITY to vote for all nominees EXCEPT:

(fill in nominee’s name(s))

Proposal Two:	Approval of the material terms of the performance criteria for executive incentive compensation.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal Three:	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS
ONE, TWO AND THREE IF UNMARKED, UNLESS CONTRARY DIRECTION IS GIVEN.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

☐            MARK HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE ANNUAL MEETING.

	Date:	, 2005.
Signature of Stockholder

	Date:	, 2005.
Signature of Stockholder

Please sign exactly as your name appears on this Proxy.  When shares are held jointly, each holder should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.